Exhibit 99.1

Pinnacle Foods Inc. Reports Q1 2018 Results
Company Reaffirms Full-Year Guidance

Parsippany, NJ, May 3, 2018 - Pinnacle Foods Inc. (NYSE: PF) today reported its financial results for the first quarter ended April 1, 2018 and reaffirmed its guidance for Adjusted diluted earnings per share (EPS) for the year.

Diluted EPS in the first quarter of 2018, including items affecting comparability1 increased to $0.48 versus $0.19 in the year-ago period. Excluding items affecting comparability, Adjusted diluted EPS advanced 14.0% to $0.57, compared to $0.50 in the year-ago period.

Net sales in the first quarter of 2018 advanced 1.7% versus year-ago (excluding the AJ Exit2, net sales expanded 4.3%), led by growth in the Company’s Frozen segment. In-market performance3 was also robust, with retail consumption growing 3.5% in the quarter (5.1% excluding Aunt Jemima) and market share advancing 0.4 share points versus year-ago, marking the Company’s 16th consecutive quarter of share growth.

Commenting on the results, Pinnacle Foods Chief Executive Officer Mark Clouse stated, “Our start to 2018 was very much in-line with our expectations, with Adjusted diluted EPS growth of 14% in the quarter. The exceptionally strong retail consumption and market share performance that we have experienced over the past several quarters has continued into 2018. This translated to robust net sales growth in the first quarter, with the Frozen segment up an impressive 7.5%. Looking forward, we expect gross margin growth starting in Q2 and continuing over the balance of the year and we continue to have conviction in our EPS guidance for the year, which would represent our sixth consecutive year of outpacing our long-term algorithm and delivering significant shareholder value.”

First Quarter Consolidated Results
Net sales in the first quarter of 2018 increased 1.7% to $778.8 million, compared to net sales of $766.1 million in the year-ago period. Strong underlying growth was driven by volume/mix of 2.7%, net price realization of 0.7% and favorable foreign currency translation of 0.1%. The earlier timing of Easter added an additional 0.8% of growth. Partially offsetting these growth drivers was the impact of the AJ Exit, which negatively impacted the quarter by 2.6%.

Gross profit in the first quarter of 2018 decreased 2.0% versus year-ago to $206.4 million, or 26.5% of net sales, compared to gross profit of $210.6 million, or 27.5% of net sales, in the prior year period. This performance reflected the favorable impact versus year-ago of items affecting comparability, along with productivity and the impact of higher net sales. More than offsetting these growth drivers were input cost inflation, which was primarily driven by higher transportation costs, and higher outsourcing costs related to innovation. Adjusted gross profit declined 3.1% to $211.2 million and, as a percentage of net sales, Adjusted gross profit margin declined approximately 130 basis points to 27.1%, essentially in-line with expectations.

Earnings before interest and taxes (EBIT) advanced 4.0% to $115.7 million, or 14.9% of net sales, compared to $111.2 million, or 14.5% of net sales, in the prior year period. This performance largely reflected the lower operating expenses in the first quarter of 2018, resulting from the planned phasing of marketing and advertising spending to align with innovation launches, as well as items affecting comparability in the prior year period. Adjusted EBIT

1 Adjusted financial metrics used throughout this release exclude items affecting comparability and are non-GAAP measures. Please see reconciliation to GAAP measures in the financial tables that accompany this release.
2 Aunt Jemima exit, including the Recall, of certain retail and foodservice breakfast products (the AJ Exit), initiated in May 2017.
3 In-market performance (retail consumption; market share) based on Pinnacle’s IRI custom category definitions, period ending April 1, 2018.

increased 1.0% to $121.6 million, or 15.6% of net sales, compared to $120.5 million, or 15.7% of net sales, in the year ago period.

Net interest expense for the first quarter of 2018 decreased to $41.7 million, compared to $80.7 million in the year-ago period, driven by items affecting comparability in the year-ago period associated with the term loan refinancing as well as the lower outstanding debt balance in 2018. Adjusted net interest expense in the first quarter declined 1.6% to $30.8 million, compared to $31.3 million in the prior year period.

The effective tax rate (ETR) for the first quarter of 2018 declined to 23.1%, compared to 24.1% in the year-ago period, primarily reflecting the impact of U.S. tax reform enacted in December 2017, partially offset by the change in the amount of the windfall benefit from equity based compensation in 2018 as compared to 2017. The Adjusted ETR for the first quarter declined to 24.3%, compared to 32.5% in the prior year.

Net earnings in the first quarter of 2018 increased to $56.9 million or $0.48 per diluted share, compared to $23.1 million, or $0.19 per diluted share, in 2017. This performance was almost entirely driven by the negative impact of items affecting comparability in the year-ago period and, to a lesser extent, the lower ETR. Adjusted net earnings advanced 14.3% to $68.8 million, reflecting the lower Adjusted ETR and the higher Adjusted EBIT, compared to $60.2 million in the year-ago period, and Adjusted diluted EPS increased 14.0% to $0.57, compared to $0.50 in the first quarter of 2017.

Net cash provided by operating activities increased to $121.6 million in the first quarter of 2018, compared to $63.0 million in the year-ago period, primarily reflecting higher net earnings, the negative impact in the prior year period associated with the cash settlement of hedges associated with the 2017 debt refinancing and favorable working capital.

First Quarter Segment Results

Frozen
Net sales for the Frozen segment advanced 7.5% in the first quarter of 2018 to $344.9 million, compared to $320.9 million in the year-ago period. This strong growth reflected favorable volume/mix of 5.7%, net price realization of 2.5% and favorable foreign currency translation of 0.3%. The earlier timing of Easter added an additional 1.6% of growth. Partially offsetting these drivers was a 2.6% headwind from the AJ Exit.

Driving the strong net sales growth in the Frozen segment was a double-digit increase in the Birds Eye franchise, which was fueled by solid performance from core Birds Eye offerings as well as growth from the Veggie Made innovation platform that was launched in 2017 and is currently expanding into Veggie Made broccoli and cauliflower fries and tots as well as additional Veggie Made pasta offerings. Also contributing to the top-line growth in the segment were the seafood and Canadian businesses. Partially offsetting this growth was lower net sales of Celeste pizza.

In-market performance for the Frozen segment remained very strong in the first quarter, with retail consumption advancing 4.3% (or 7.4%, excluding Aunt Jemima). Driving this retail consumption growth was Birds Eye vegetables, which advanced 12.2%, Birds Eye meals which were up 2.9% and the seafood and Lenders businesses. Market share for the segment advanced 0.6 points, led by the Birds Eye franchise.

EBIT for the Frozen segment increased 5.5% to $53.7 million in the first quarter of 2018, compared to $50.9 million in 2017, largely reflecting the higher net sales, productivity and lower marketing and advertising spending due to planned phasing, partially offset by input cost inflation, primarily related to higher transportation costs, higher outsourcing costs and the unfavorable impact of items affecting comparability in the current-year period. Adjusted EBIT increased 11.8% to $58.0 million in the quarter, compared to $51.9 million in the year-ago period.

Grocery
Net sales for the Grocery segment increased 0.6% to $261.0 million in the first quarter of 2018, compared to $259.4 million in the year-ago period. This performance reflects favorable volume/mix of 0.6% and the earlier timing of Easter, which added 0.3% of growth to the segment in the quarter. This performance was partially offset by unfavorable net price realization of 0.3%.

The net sales performance in the quarter reflected strength in Vlasic pickles, Armour canned meat, Nalley’s chili and, to a lesser extent, Duncan Hines baking products, which was lapping a period of particularly high growth in 2017. Partially offsetting this growth were declines in Wish-Bone and, to a lesser extent, the syrups business.

Retail consumption for the Grocery segment in the quarter grew 0.4%, driven by Vlasic pickles, Duncan Hines baking products, Armour canned meat and the syrups business, and was partially offset by lower retail consumption of Wish-Bone salad dressings. Market share in the quarter for the Grocery segment was essentially flat versus the prior-year period.

EBIT for the Grocery segment declined 4.0% to $49.7 million, compared to $51.8 million in the year-ago period, primarily reflecting higher inflation, particularly transportation, and product mix, partially offset by productivity and higher net sales. Adjusted EBIT decreased 4.3% to $50.5 million, compared to $52.8 million in the year-ago period.

Boulder
Net sales for the Boulder segment increased 0.5% to $97.8 million in the first quarter of 2018, compared to $97.3 million in 2017. This performance reflects favorable volume/mix of 3.1% partially offset by unfavorable net price realization of 2.6%.

The net sales performance for the Boulder segment reflected the continued strength of the Gardein business along with growth of Earth Balance. Partially offsetting this growth were lower net sales of Evol and Udi’s.

In-market performance of the Boulder segment continued to be very strong, with retail consumption up 8.8%, driven by solid growth of Gardein and Earth Balance, which grew consumption in the quarter 56.9% and 22.0%, respectively, and was partially offset by Evol and, to a lesser extent, Udi’s, which improved sequentially over the course of the first quarter. Market share for the segment was essentially flat in the quarter.

EBIT for the Boulder segment increased to $11.9 million in the first quarter of 2018, compared to $6.7 million in the prior year period, primarily reflecting the favorable impact of items affecting comparability versus the year-ago period as well as productivity, partially offset by input cost inflation. Adjusted EBIT decreased 4.2% to $12.6 million, compared to $13.2 million in 2017.

Specialty
Net sales for the Specialty segment declined 15.0% to $75.2 million in the first quarter of 2018, compared to $88.5 million in 2017, largely reflecting a 13.1% net sales decline from the AJ Exit and lower volume/mix of 2.1%. Partially offsetting these negative drivers was higher net price realization of 0.2%.

EBIT for the Specialty segment declined 7.6% to $8.2 million in the quarter, compared to $8.9 million in the year-ago period. This performance reflected the lower net sales and input cost inflation, partially offset by productivity and the favorable impact of items affecting comparability. Adjusted EBIT declined 14.2% in the quarter to $8.3 million, compared to $9.7 million in the year-ago first quarter, including the $1.7 million headwind from the AJ Exit in 2018, representing approximately 17 points of growth.

Outlook for 2018
Forecasted Adjusted diluted EPS metrics provided below are non-GAAP measures. The Company does not provide guidance for the most directly comparable GAAP measure, diluted EPS, and we similarly cannot provide a reconciliation between our forecasted Adjusted diluted EPS and diluted EPS metrics without unreasonable effort due to the unavailability of reliable estimates for certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of hedging activities and foreign currency impacts. These items are not within our control and may vary greatly between periods and could significantly impact future financial results.

The Company reaffirms guidance for 2018 Adjusted diluted EPS in the range of $2.85 to $2.95. At the guidance mid-point, this outlook represents growth of 16% versus the comparable 52-week Adjusted diluted EPS of $2.50 in 2017.

The following assumptions are incorporated into the Company’s 2018 guidance:

•
Underlying net sales are still expected to grow ahead of category trends, and the benefit of $11 million from lapping the AJ Recall will also drive growth. Significantly offsetting these positive drivers are the lapping in 2018 of the 2017 benefits from the 53rd week and the four months of sales from the exited AJ business.

•
The impact of lapping the strong Easter in 2017 is expected to be a headwind to net sales in the second quarter of 2018. Both the Frozen and Grocery segments will be affected by this, due to the seasonal nature of those portfolios.

•	Approximately two-thirds of the $42 million in discrete items that weighed on 2017 gross margin performance are still expected to be tailwinds to 2018 performance.

•	The favorable spread between productivity and inflation is still expected to narrow significantly in 2018 versus prior year performances.

•	Input cost inflation for the year remains estimated in the range of 3.8% to 4.2%, although it is now expected at the high-end of the range.

•
Productivity for the year, including residual acquisition synergies and some early savings from the network optimization program, is still estimated in the range of 4.0% to 4.5% of cost of products sold, although it is now estimated at the high-end of the range, with second half productivity higher than the first half.

•
Adjusted net interest expense is still forecasted in the range of $123 million to $126 million, although it is now expected to be at the low-end of the range, linked to our recent refinancing activities.

•	The Adjusted ETR for the year, including the impact of U.S. tax reform, is still estimated to improve to a range of 24% to 25%.

•	The weighted average diluted share count for the year is still expected to approach 121 million shares, with the second half of the year higher than the first half.

•	Capital expenditures for the full year are still expected in the range of $155 million to $165 million.

Non-GAAP Financial Measures
Pinnacle uses the following non-GAAP financial measures as defined by the SEC in its financial communications. These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	Adjusted Gross Profit

•	Adjusted Gross Profit as a % of sales (Adjusted Gross Profit Margin)

•	Adjusted EBITDA

•	Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

•	Adjusted Net Interest Expense

•	Adjusted Net Earnings

•	Adjusted Diluted Earnings Per Share

•	Adjusted Effective Income Tax Rate (Adjusted ETR)

Adjusted Gross Profit
Pinnacle defines Adjusted Gross Profit as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. The Company believes that the presentation of Adjusted Gross Profit is useful to investors in the evaluation of the operating performance of companies in similar industries. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. In addition, Adjusted Gross Profit is one of the components used to evaluate the performance of Company’s management. Such targets include, but are not limited to, measurement of sales efficiency, productivity measures and recognition of acquisition synergies.

Adjusted EBITDA
Pinnacle defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity-based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

Management uses Adjusted EBITDA as a key metric in the evaluation of underlying Company performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, Pinnacle believes the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to service debt and meet any payment obligations. In addition, Pinnacle believes that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. The Company has historically reported Adjusted EBITDA to analysts and investors and believes that its continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Adjusted EBITDA should not be considered as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow Pinnacle to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Adjusted Earnings before Interest and Taxes (Adjusted EBIT)
Adjusted Earnings Before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results. Additionally, Adjusted EBIT provides transparent and useful information to management, investors, analysts and other parties in evaluating and assessing the Company and its segments, primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted EBIT is one of the measures management uses for planning and budgeting, monitoring and evaluating financial and operating results and in the analysis of ongoing operating trends.

Adjusted Net Interest Expense
Adjusted Net Interest Expense is provided to assist the reader by eliminating charges which result from refinancing activities or unusual transactions. Management believes that the Adjusted Net Interest Expense measure is useful information to investors in order to demonstrate a measure of interest expense that is associated with the ordinary course of business operations and that it is more comparable to interest expense in prior periods. Pinnacle uses Adjusted Net Interest Expense to conduct and evaluate its business in order to evaluate the effectiveness of the corporation’s financing strategies and to analyze trends in interest expense, absent the effect of unusual transactions.

Adjusted Net Earnings, Adjusted Effective Income Tax Rate and Adjusted Diluted Earnings per Share
Adjusted Net Earnings, Adjusted Effective Income Tax Rate and the related Adjusted Diluted Earnings per Share metrics are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted Interest Expense, net in order to improve the comparability and understanding of the related GAAP measures. Adjusted Net Earnings, Adjusted Effective Tax Rate and Adjusted Diluted Earnings per Share provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted Net Earnings, Adjusted Effective Income Tax Rate and Adjusted Diluted Earnings

per Share are measures used by management for planning and budgeting, monitoring and evaluating financial and operating results.

Conference Call Information
The Company will host a conference call on Thursday, May 3, 2018 at 10:30 AM (ET) to discuss the results with members of the investment community. Investors and analysts may access the call by dialing (866) 814-1918 within the United States or Canada and (703) 639-1362 internationally and referencing the conference call name: Pinnacle Foods Q1 Earnings Call. A replay of the call will be available, beginning May 3, 2018 at approximately 12:30 PM (ET) until May 11, 2018, by dialing (855) 859-2056 or (404) 537-3406 and referencing access code 2998819. Access to a live audio webcast and replay of the event will be available in the Investor Center section of the Company's corporate website, www.pinnaclefoods.com.

Pinnacle Foods Contact
Jennifer Halchak
Vice President, Investor Relations
973-541-8629

About Pinnacle Foods Inc.
Pinnacle Foods Inc. (NYSE: PF) is a leading manufacturer, marketer and distributor of high-quality branded food products with a mission of unleashing brand potential.  With annual sales in excess of $3 billion, our portfolio includes well-known brands competing in frozen, refrigerated and shelf-stable formats, such as Birds Eye, Birds Eye Voila!, Duncan Hines, Earth Balance, EVOL, gardein, Glutino, Hungry-Man, Log Cabin, Udi’s,  Vlasic, and Wish-Bone, along with many others.  The company is headquartered in Parsippany, NJ and has nearly 5,000 employees across the U.S. and Canada.  For more information, please visit www.pinnaclefoods.com.

Forward-Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." The words "estimates," "expects," "contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our filings, including our Form 10-K, with the Securities and Exchange Commission on March 1, 2018. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.  We assume no obligation to update the information contained in this announcement except as required by applicable law.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(thousands, except per share data)

	Three months ended
	April 1, 2018	March 26, 2017
Net sales	$778,832	$766,074
Cost of products sold	572,402	555,501
Gross profit	206,430	210,573

Marketing and selling expenses	49,227	55,594
Administrative expenses	34,674	36,011
Research and development expenses	4,764	4,021
Other expense, net	2,865	4,230
	91,530	99,856
Operating income	114,900	110,717
Non-operating income	801	491
Earnings before interest and taxes	115,701	111,208
Interest expense	41,894	80,731
Interest income	212	15
Earnings before income taxes	74,019	30,492
Provision for income taxes	17,105	7,343
Net earnings	56,914	23,149
Less: Net earnings attributable to non-controlling interest	—	223
Net earnings attributable to Pinnacle Foods, Inc. and subsidiaries common shareholders	$56,914	$22,926

Net earnings per share attributable to Pinnacle Foods, Inc. and subsidiaries common shareholders:
Basic	$0.48	$0.20
Weighted average shares outstanding - basic	118,496	117,624
Diluted	$0.48	$0.19
Weighted average shares outstanding - diluted	119,813	119,332
Dividends declared	$0.325	$0.285

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands, except share and per share amounts)

	April 1, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$77,684	$249,828
Accounts receivable, net of allowances of $10,359 and $10,036, respectively	301,218	281,622
Inventories	477,342	489,806
Other current assets	17,489	11,061
Total current assets	873,733	1,032,317
Plant assets, net of accumulated depreciation of $545,125 and $566,202, respectively	740,265	739,713
Tradenames	2,463,255	2,463,374
Other assets, net	169,398	164,899
Goodwill	2,176,391	2,177,961
Total assets	$6,423,042	$6,578,264

Current liabilities:
Short-term borrowings	$1,566	$2,739
Current portion of long-term obligations	53,331	33,934
Accounts payable	327,668	323,062
Accrued trade marketing expense	41,060	38,975
Accrued liabilities	129,466	122,131
Dividends payable	40,884	40,470
Total current liabilities	593,975	561,311
Long-term debt	2,703,733	2,925,594
Pension and other postretirement benefits	52,142	53,251
Other long-term liabilities	33,885	34,037
Deferred tax liabilities	632,941	623,833
Total liabilities	4,016,676	4,198,026
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued 120,186,810 and 120,018,215, respectively	1,202	1,200
Additional paid-in-capital	1,453,171	1,453,054
Retained earnings	1,010,472	987,238
Accumulated other comprehensive loss	(27,475)	(30,250)
Capital stock in treasury, at cost, 1,000,000 common shares	(32,110)	(32,110)
Total Pinnacle Foods Inc. and subsidiaries shareholders' equity	2,405,260	2,379,132
Non-controlling interest	1,106	1,106
Total Equity	2,406,366	2,380,238
Total liabilities and equity	$6,423,042	$6,578,264

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands)

	Three months ended
	April 1, 2018	March 26, 2017
Cash flows from operating activities
Net earnings	$56,914	$23,149
Non-cash charges (credits) to net earnings
Depreciation and amortization	26,888	27,088
Amortization of debt acquisition costs and discount on term loan	871	1,580
Recognition of deferred costs related to refinancing	10,913	28,494
Change in value of financial instruments, including amounts reclassified from Accumulated Other Comprehensive Loss from settlement of hedges	608	22,724
Equity-based compensation charges	4,279	4,109
Pension expense, net of contributions	(914)	(634)
Other long-term liabilities	(704)	(1,473)
Foreign exchange losses/(gains)	525	(233)
Deferred income taxes	5,697	5,058
Changes in working capital
Other liabilities - cash settlement of hedges related to refinancing	—	(20,722)
Accounts receivable	(19,835)	(11,583)
Inventories	11,913	(8,747)
Accrued trade marketing expense	2,020	(5,220)
Accounts payable	20,915	28,680
Accrued liabilities	3,601	(27,328)
Other current assets	(2,113)	(1,949)
Net cash provided by operating activities	121,578	62,993
Cash flows from investing activities
Capital expenditures	(35,876)	(29,243)
Proceeds from sale of plant assets	—	679
Other investing	608	—
Net cash used in investing activities	(35,268)	(28,564)
Cash flows from financing activities
Proceeds from bank term loans	2,039,380	2,262,000
Repayments of long-term obligations	(2,250,359)	(2,465,700)
Proceeds from short-term borrowings	—	1,634
Repayments of short-term borrowings	(1,173)	(1,068)
Repayment of capital lease obligations	(4,036)	(2,224)
Dividends paid	(38,595)	(33,602)
Net proceeds from issuance of common stock	762	5,894
Taxes paid related to net share settlement of equity awards	(99)	(303)
Debt acquisition costs	(4,145)	(12,810)
Net cash used in financing activities	(258,265)	(246,179)
Effect of exchange rate changes on cash	(189)	128
Net change in cash and cash equivalents	(172,144)	(211,622)
Cash and cash equivalents - beginning of period	249,828	353,076
Cash and cash equivalents - end of period	$77,684	$141,454

Supplemental disclosures of cash flow information:
Interest paid	$32,987	$35,479
Interest received	591	15
Income taxes paid	1,747	2,512
Non-cash investing and financing activities:
New capital leases	4,909	4,822
Dividends payable	40,884	35,600
Accrued additions to plant assets	14,504	13,681

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Gross Profit and Adjusted Gross Profit as a % of sales (1)
(thousands)

	Three months ended
	April 1, 2018	March 26, 2017
Gross Profit (as reported)	$206,430	$210,573
Depreciation expense - Acquisition integration	458	—
Non-cash items
Unrealized losses resulting from hedging (2)	608	1,995
Acquisition, merger and other restructuring charges
Restructuring and integration costs (3)	2,963	5,016
Employee severance (4)	750	270
Adjusted Gross Profit	$211,209	$217,854
Adjusted Gross Profit as a % of sales
Adjusted Gross Profit	$211,209	$217,854
Net sales	$778,832	$766,074

Adjusted Gross Profit as a % of sales	27.1%	28.4%

(1)	Excludes Boulder Brands and Garden Protein anticipated synergies which are included in calculating Covenant compliance.

(2)	Represents non-cash losses resulting from mark-to-market obligations under derivative contracts.

(3)
For the three months ended April 1, 2018, primarily represents integration costs of the Beaver Dam acquisition. For the three months ended March 26, 2017 primarily represents integration costs of the Garden Protein and Boulder Brands acquisitions.

(4)	Represents severance costs for terminated employees not related to business acquisitions.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Net Earnings & Adjusted EPS (1)
(thousands, except per share amounts)

	Three months ended
	April 1, 2018	March 26, 2017
Net earnings	$56,914	$23,149
Accelerated amortization expense - gardein Private Label business exit	—	656
Depreciation expense - Acquisition integration	458	—
Non-cash items
Unrealized losses resulting from hedging (2)	608	1,995
Foreign exchange losses/(gains) (3)	525	(233)
Acquisition, merger and other restructuring charges
Restructuring and integration costs (4)	3,592	5,850
Employee severance (5)	750	977
Interest expense (6)	10,913	49,451
Tax Impact of adjustments to Adjusted Net Earnings (7)	(4,967)	(21,644)
Adjusted Net Earnings	$68,793	$60,201
Adjusted Earnings Per Share
Adjusted Net Earnings	$68,793	$60,201
Diluted weighted average outstanding shares	119,813	119,332
Adjusted Earnings Per Share	$0.57	$0.50

Diluted earnings per share (as reported)	$0.48	$0.19
Accelerated amortization expense - gardein Private Label business exit	—	0.01
Depreciation expense - Acquisition integration	—	—
Non-cash items
Unrealized losses resulting from hedging (2)	0.01	0.02
Foreign exchange losses/(gains) (3)	—	—
Acquisition, merger and other restructuring charges
Restructuring and integration costs (4)	0.03	0.05
Employee severance (5)	0.01	0.01
Interest expense (6)	0.09	0.41
Tax Impact of adjustments to Adjusted Net Earnings (7)	(0.04)	(0.18)
Adjusted Earnings Per Share	$0.57	$0.50

(1)	Excludes Boulder Brands and Garden Protein anticipated synergies which are included in calculating Covenant compliance.

(2)	Represents non-cash losses resulting from mark-to-market obligations under derivative contracts.

(3)	Represents foreign exchange gains and losses resulting from intra-entity loans that are anticipated to be settled in the foreseeable future.

(4)
For the three months ended April 1, 2018, primarily represents integration costs of the Beaver Dam acquisition. For the three months ended March 26, 2017 primarily represents integration costs of the Garden Protein and Boulder Brands acquisitions.

(5)	Represents severance costs for terminated employees not related to business acquisitions.

(6)
For the three months ended April 1, 2018, represents a $10.9 million non-cash charge for deferred financing costs resulting from the March 2018 term loan refinancing. For the three months ended March 26, 2017, represents charges associated with the February 2017 term loan refinancing which consisted of a $28.5 million non-cash charge for deferred financing costs and original discount, a $20.7 million cash charge resulting from the de-designation and settlement of interest rate swaps, and a $0.2 million cash charge for other refinancing expenses.

(7)	See Adjusted Effective Income Tax Rate reconciliation for further details.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted EBIT & Adjusted EBITDA (1)
(thousands)

	Three months ended
	April 1, 2018	March 26, 2017
Net earnings	$56,914	$23,149
Interest expense, net	41,682	80,716
Provision for income taxes	17,105	7,343
Earnings before interest and taxes (as reported)	115,701	111,208
Accelerated amortization expense - gardein Private Label business exit	—	656
Depreciation expense - Acquisition integration	458	—
Non-cash items
Unrealized losses resulting from hedging (2)	608	1,995
Foreign exchange losses/(gains) (3)	525	(233)
Acquisition, merger and other restructuring charges
Restructuring and integration costs (4)	3,592	5,850
Employee severance (5)	750	977
Adjusted EBIT	$121,634	$120,453
Depreciation	24,102	22,546
Amortization	2,328	3,886
Adjusted EBITDA	$148,064	$146,885

(1)	Excludes Boulder Brands and Garden Protein anticipated synergies which are included in calculating Covenant compliance.

(2)	Represents non-cash losses resulting from mark-to-market obligations under derivative contracts.

(3)	Represents foreign exchange gains and losses resulting from intra-entity loans that are anticipated to be settled in the foreseeable future.

(4)
For the three months ended April 1, 2018, primarily represents integration costs of the Beaver Dam acquisition. For the three months ended March 26, 2017, primarily represents integration costs of the Garden Protein and Boulder Brands acquisitions.

(5)	Represents severance costs for terminated employees not related to business acquisitions.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Net Interest Expense
(thousands)

	Three months ended
	April 1, 2018	March 26, 2017
Interest expense	$41,894	$80,731
Interest income	212	15
Net Interest Expense (as reported)	41,682	80,716
Cash settlement of hedges related to refinancing	—	(20,722)
Non-cash recognition of deferred costs related to refinancing	(10,913)	(28,494)
Other expenses related to refinancing	—	(235)
Adjusted Net Interest Expense	$30,769	$31,265

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Effective Income Tax Rate

	Three months ended
	April 1, 2018	March 26, 2017
Effective income tax rate (as reported)	23.1%	24.1%
Deferred tax asset adjustment (1)	1.0%	—%
Effect of windfall benefit (2)	0.3%	8.2%
State law changes (3)	(0.3)%	—%
Other	0.2%	0.2%
Adjusted Effective Income Tax Rate	24.3%	32.5%

(1)	For the three months ended April 1, 2018, represents the impact of a deferred tax asset adjustment in connection with the Tax Cuts and Jobs Act of 2017

(2)
For the three months ended April 1, 2018 and March 26, 2027, represents the differential in the weighted average effect, on a GAAP compared to adjusted income basis, of our deduction for excess tax benefits from share based payment transactions being recorded as an item of continuing operations in accordance with ASU 2016-09, "Improvements to Employee Share-Based Payment Accounting" effective for our 2017 fiscal year.

(3)
For the three months ended April 1, 2018, represents the differential in the weighted averaged effect, on a GAAP compared to adjusted income basis, of changes in state tax laws on our deferred income tax liability.

Pinnacle Foods Inc. Reconciliation of Non-GAAP measures (Unaudited) Adjusted Segment amounts (thousands)

	Three months ended
	April 1, 2018	March 26, 2017
Net sales - Reported
Frozen	$344,871	$320,942
Grocery	261,007	259,350
Boulder	97,756	97,292
Specialty	75,198	88,490
Total	$778,832	$766,074

Earnings before interest & taxes - Reported
Frozen	$53,711	$50,922
Grocery	49,748	51,807
Boulder	11,851	6,672
Specialty	8,216	8,888
Unallocated corporate expenses	(7,825)	(7,081)
Total	$115,701	$111,208

Adjustments (Non GAAP - See separate table)
Frozen	$4,276	$944
Grocery	754	958
Boulder	776	6,506
Specialty	127	837
Unallocated corporate expenses	—	—
Total	$5,933	$9,245

Earnings before interest & taxes - Adjusted (Non GAAP - See separate discussion and tables)
Frozen	$57,987	$51,866
Grocery	50,502	52,765
Boulder	12,627	13,178
Specialty	8,343	9,725
Unallocated corporate expenses	(7,825)	(7,081)
Total	$121,634	$120,453

Pinnacle Foods Inc. Reconciliation of Non-GAAP measures (Unaudited) Supplemental Schedule of Adjustments Detail (millions)

	Adjustments to Earnings Before Interest and Taxes
	Three months ended
	April 1, 2018	March 26, 2017
Frozen
Restructuring and acquisition integration charges	$3.7	$—
Employee severance	0.3	0.1
Unrealized mark-to-market loss/(gain)	0.3	0.8
Total Frozen	$4.3	$0.9

Grocery
Restructuring and acquisition integration charges	$0.3	$—
Employee severance	0.3	0.1
Unrealized mark-to-market loss/(gain)	0.2	0.9
Total Grocery	$0.8	$1.0

Boulder
Restructuring and acquisition integration charges	$0.6	$5.6
Employee severance	0.1	0.7
Unrealized mark-to-market loss/(gain)	0.1	0.2
Total Boulder	$0.8	$6.5

Specialty
Accelerated amortization due to the exit of the gardein Private Label business	$—	$0.7
Employee severance	0.1	—
Unrealized mark-to-market loss/(gain)	—	0.1
Total Specialty	$0.1	$0.8